Exhibit 99.1

Brookdale Senior Living Names Steven Swain as Chief Financial Officer

Nashville, Tenn., August 10, 2018 – Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”) announced today that Steven Swain will join the Company as its Executive Vice President and Chief Financial Officer. Steve will have responsibility for the Company's finance, financial planning and analysis, investor relations, market insights and analytics, tax and treasury functions. Steve is expected to start on September 4, 2018 and will replace the Company’s current Interim Chief Financial Officer, Teresa Sparks.

Steve has nearly two decades of finance leadership experience and will join the Company after most recently serving as Chief Financial Officer of DISH Network Corporation since October 2014 and previously serving in roles of increasing responsibility within the company since 2011. During his tenure, he led the finance organization to improve operating results and drove significant transaction activities. Prior to DISH Network, Steve spent more than 15 years working in the telecommunications sector, where he served in multiple leadership roles in finance and engineering operations.

Lucinda “Cindy” Baier, Brookdale’s President and Chief Executive Officer, said, “I am excited to welcome Steve to the Brookdale family. Steve is incredibly focused on consumers, having helped acquire and retain a profitable subscriber base of over 10 million customers. Steve has been an important leader who has achieved strategic and operational goals in multi-billion dollar organizations. His experience in finance within complex, asset-intensive businesses will be a great addition to our leadership team.” Cindy continued, “I want to give my heartfelt thanks to Teresa Sparks for her many contributions to the Company and her leadership as Interim Chief Financial Officer during our transition period. Teresa is an extremely talented executive and I wish her much success in her future endeavors.”

Steve said “It is a great pleasure to be joining Brookdale. They are a mission-driven company, focused on enriching the lives of the people who have chosen to work there and the seniors who have chosen Brookdale as their home and healthcare provider.”

Steven Swain

Mr. Swain has served as Senior Vice President and Chief Financial Officer of DISH Network Corporation since October 2014, after having served as its Senior Vice President of Programming from April 2014 to October 2014, and as its Vice President of Corporate Financial Planning and Analysis since joining the company in 2011. Prior to DISH Network, Mr. Swain served most recently at CenturyLink, Inc. and Qwest Communications International, Inc. (acquired by CenturyLink), where he served in multiple leadership roles in finance, including corporate financial planning and analysis, treasury and investor relations, as well as in-network engineering. Mr. Swain earned his B.S. degree in Chemical Engineering from the University of Wisconsin–Madison and his M.B.A. degree from the University of Chicago Booth School of Business.

About Brookdale Senior Living
Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 988 communities in 46 states and the ability to serve approximately 95,000 residents as of June 30, 2018. Through its ancillary services program, the Company also offers a range of home health, hospice and outpatient therapy services.

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Contacts for Brookdale Senior Living Inc.
Investor Relations:     (615) 564-8104
Kathy MacDonald     kathy.macdonald@brookdale.com

Media:            (615) 564-8225
Julie K. Davis        jkdavis@brookdale.com